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            [LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK LETTERHEAD]


                                  ENDORSEMENT

                       ENDORSEMENTS MAY BE MADE ONLY BY
                            LINCOLN LIFE & ANNUITY
                              COMPANY OF NEW YORK
                    (Herein Referred To As "LINCOLN LIFE")


The provisions of this Endorsement shall be effective on [January 1, 1998].

This Endorsement is deemed attached to and made a part of Your [Contract] [Certificate].

Whenever the terms of this Endorsement and Your [Contract] [Certificate] conflict, the terms of this Endorsement will apply.

Lincoln Life and the Contractholder hereby mutually agree to the terms of this Endorsement.

1.  VARIABLE INVESTMENT DIVISION

On January 1, 1997, Twentieth Century Mutual Funds changed its name to American Century Investments. As a result, the name of the underlying funds "TCI Portfolios, Inc.: TCI Balanced Portfolio" and "TCI Portfolios, Inc.: TCI Growth Portfolio" have changed to "American Century Variable Portfolios, Inc.: VP Capital Appreciation" and "American Century Variable Portfolios, Inc.: VP Balanced" respectively. The corresponding sub-account names ("Growth II Account" and "Balanced Account") did not change.

In addition, effective January 1, 1998, the name of the underlying fund "Calvert Responsibly Invested Balanced Portfolio" will be changed to "Calvert Social Balanced Portfolio." The corresponding sub-account name ("Socially Responsible Account") will not change.

2.  ANNUAL MORTALITY AND EXPENSE RISK CHARGE APPLICABLE TO
    VARIABLE INVESTMENT DIVISION SUB-ACCOUNTS

Effective January 1, 1998, the Annual Mortality and Expense Risk Charge Applicable to Variable Investment Division Sub-Accounts will be lowered from 1.20% to 1.00%.

                                       By   /s/ Philip L. Holstein

                                            Philip L. Holstein, President